Discussion Materials January 21, 2009

Offer Overview

Offer Overview

- Harold Hamm has proposed that he and the Hamm family trusts acquire all the outstanding common units of Hiland Partners, LP ("HLND") not owned by Hiland Holdings GP, LP ("HPGP") at a cash purchase price of $9.50 per common unit.
  - Offer price represents a 20.3% premium to HLND closing unit price as of January 14, 2009
- Additionally, Harold Hamm has proposed that he and the Hamm family trusts acquire of all the outstanding common units of HPGP not owned by Mr. Hamm, Mr. Hamm's affiliates or the Hamm family trusts at a cash purchase price of $3.20 per common unit.
  - Offer price represents a 21.2% premium to HPGP closing unit price as of January 14, 2009
- Execution of merger agreements and closing of each transaction will be conditioned on execution of merger agreement and closing of the other transaction.
- The transactions are expected to be structured as mergers with a new acquisition vehicle to be formed by Mr. Hamm, one of Mr. Hamm's privately-held affiliates and the Hamm family trusts.
- No debt financing will be required to consummate the transactions and neither closing will be conditioned on obtaining financing.
- No bank consents required and no expected impediments to obtaining regulatory approvals.

Transaction Metrics

($ in millions, except per unit amounts)	HLND	HPGP
1/14/09 Unit Price	$7.90	$2.64
% Premium	20.3%	21.2%
Purchase Price per Unit	$9.50	$3.20
30-day VWAP[1] (as of 1/14/09)	$7.39	$3.11
Offer Premium to 30-day VWAP	28.6%	2.8%
Cash Consideration Offered	$37.6	$26.8
Implied Equity Value	$88.8	$69.1
Net Debt Outstanding[2]	255.4	0.3
Implied Enterprise Value	$344.2	$69.4
3Q 2008 LTM EBITDA	$68.5	
2008E EBITDA[2]	$67.3	
2009E EBITDA[3]	$44.4	
Implied Multiple of LTM EBITDA	5.0x	
Implied Multiple of 2008E EBITDA	5.1x	
Implied Multiple of 2009E EBITDA	7.8x	
Total Purchase Price		$64.4
Total Implied Equity Value		$157.9
Total Net Debt		255.7
Total Implied Enterprise Value		$413.6
Implied Multiple of LTM EBITDA		6.0x
Implied Multiple of 2008E EBITDA		6.1x
Implied Multiple of 2009E EBITDA		9.3x

[1] Based on Bloomberg
[2] Based on management guidance as of 12/31/08
[3] Based on management guidance

WACHOVIA SECURITIES

Project Double Barrel ■ 2

Factors Leading to the Offer The sharp decline in oil and gas prices significantly reduced HLND’s revenue, midstream segment margin and EBITDA beginning in the fourth quarter of 2008. At current forward strip prices and projected debt levels, HLND is expected to violate the debt to EBITDA covenants of its revolving credit facility at the June 30, 2009 measurement date. At current forward strip prices and projected debt levels, reducing or eliminating cash distributions and capital expenditures does not reduce outstanding debt to the level necessary to avoid default. The credit crisis has limited the ability / willingness of banks generally to agree to renegotiate credit facilities. The current state of the equity and debt capital markets makes issuing equity or debt unattractive with high execution risk. The sale of assets is not a viable solution due to depressed valuations and limited financing sources. Project Double Barrel 3

Price Performance Relative to Commodities HLND, HPGP, Oil, NGLs & Natural Gas — 8/31/08 to 1/14/09 120% 100% 80% (23%) Both Hiland’s unit 60% price and commodity prices have declined (58%) in recent months 40% (65%) 20% (83%) (88%) 0% 8/31/08 10/3/08 11/5/08 12/10/08 1/14/09 HLND HPGP Oil Natural Gas NGLs1 Source: FactSet, Wachovia Commodities 1 Natural Gas Liquids is a weighted average of Mont Belvieu C2, C3, nC4, iC4 and C5 Project Double Barrel 4

Hiland Capitalization HLND is expected to end 2008 within its key debt / EBITDA covenant Hiland Partners, LP Capitalization Table (in Millions) 9/30/08 12/31/08 Est. 1 Cash $12.1 $1.3 Debt Credit Facility $262.1 $252.1 Capital Lease Obligations 5.2 4.6 Total Debt $267.3 $256.7 Partners’ Equity $139.0 $127.9 Total Capitalization $406.3 $384.6 LTM EBITDA $70.8 2 $69.6 2 Credit Statistics Debt / LTM EBITDA 3.77x 3.69x Debt / Total Capitalization 65.8% 66.7% 1 Based on HLND’s management guidance 2 Adjusted for Badlands plant downtime Project Double Barrel 5

Important Dates

January 2009

S	M	T	W	T	F	S
				8	9	10
11	12	13	14	15	16	17
18	19	20	21	22	23	24
25	26	27	28	29	30	31

February 2009

S	M	T	W	T	F	S
1	2	3	4	5	6	7
8	9	10	11	12	13	14
15	16	17	18	19	20	21
22	23	24	25	26	27	28

March 2009

S	M	T	W	T	F	S
1	2	3	4	5	6	7
8	9	10	11	12	13	14
15	16	17	18	19	20	21
22	23	24	25	26	27	28
29	30	31				

April 2009

S	M	T	W	T	F	S
			1	2	3	4
5	6	7	8	9	10	11
12	13	14	15	16	17	18
19	20	21	22	23	24	25
26	27	28	29	30		

Completed   Important Date   Bank / Exchange Holiday

▪ January 14	Send offer letters to the boards of HLND and HPGP
▪ January 15	HLND and HPGP publicly announce the receipt of the offer letters
▪ January 21	Special board meeting
▪ Week of January 26	Conflicts Committees select legal and financial advisors
	Presentation to the Committees and their advisors
	Draft merger agreements provided to committees
▪ Weeks of February 2, 9	Negotiations of merger agreements
▪ Week of February 16	Financial advisors present fairness opinions to the Conflicts Committees
	Conflicts Committees recommend transactions to the boards
	Boards accept offer, execute merger agreements and announce transactions and prices
	Prepare proxy statements
▪ Week of February 23	File proxy materials with the Securities and Exchange Commission
▪ Early April	SEC review completed
	Mail proxy statements to unitholders
▪ April 30	Special meetings of unitholders to vote on offers

WACHOVIA SECURITIES

Project Double Barrel ▪ 6